Exhibit E

                               OPERATING AGREEMENT

                                       FOR

                          SEIDMAN AND ASSOCIATES, LLC.

                                                         Dated: November 9, 1994

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                                      INDEX

                                                                      Page No.
Article 1    -   Definitions                                             1
Article 2    -   Formation                                               5
Article 3    -   Principal Office                                        5
Article 4    -   Term and Duration                                       6
Article 5    -   Purpose                                                 7
Article 6    -   Capital Contributions by the Member                     7
Article 7    -   Additional Capital Contributions                        9
Article 8    -   Cash Contributions                                      10
Article 9    -   Tax Allocations                                         11
Article 10   -   Rights, Powers and Representation of
                 the Members                                             15
Article 11   -   Managing Member                                         17
Article 12   -   Books, Records and Reports                              19
Article 13   -   Bank Accounts                                           20
Article 14   -   Rights and Duties of Members                            20
Article 15   -   Tax Matters                                             21
Article 16   -   Bankruptcy                                              21
Article 17   -   Assignability or Transfer of Int                        22
Article 18   -   Admission of Substituted Members; Death
                 or Incapacity; Further Conditions                       24
Article 19   -   Liquidation                                             25
Article 20   -   Gender                                                  26
Article 21   -   Further Assurances                                      26
Article 22   -   Covenant Against Partition                              26
Article 23   -   Notices                                                 26
Article 24   -   Applicable Law                                          27
Article 25   -   Captions                                                27
Article 26   -   Counterparts                                            27
Article 27   -   Binding Effect                                          27
Article 28   -   Partial Invalidity                                      27
Article 29   -   Integration                                             28

Exhibit A    -   Property Description
Exhibit B    -   Contract of Sale
Schedule A   -   Members' Percentage Interests
Schedule B   -   Example of the Operation of Section 8.3

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                               OPERATING AGREEMENT

                                       FOR

                          SEIDMAN AND ASSOCIATES, LLC.

         AGREEMENT made November 9, 1994 by and between LAWRENCE SEIDMAN ("Lawrence Seidman"), having an address at 19 Veteri Place, Wayne, New Jersey 07470; SONIA SEIDMAN ("Sonia Seidman"), having an address at 19 Veteri Place, Wayne, New Jersey 07470; SEIDCAL Associates ("Seidcal"), a New Jersey general partnership having an address c/o Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016; PAUL SCHIMDT ("Schimdt"), having an address at 159 Clinton Place, Hackensack, New Jersey 07601; and RICHARD GREENBERG ("Greenberg"), having an address at 1235A Route 23 South, Wayne, New Jersey 07474 (hereinafter Lawrence Seidman, Sonia Seidman, Seidcal, Schimdt and Greenberg may sometimes be referred to individually as a "Member" and collectively as the "Members").

                                   WITNESSETH:

         WHEREAS, the Members desire to form a limited liability company (the "Company") pursuant to the New Jersey Limited Liability Company Act (the"Act") and adopt this Operating Agreement in connection therewith; and

         WHEREAS, the purpose of the Company shall be to purchase stock in private and public companies and manage and invest the funds of others for these purposes and for any and all other purposes permitted pursuant to the Act; and

         WHEREAS, the Members wish to set forth the terms and conditions as to the manner in which the Company shall be operated and to set forth the rights, obligations and duties of the Members to each other and to the Company; and

         WHEREAS, by executing this Operating Agreement, each Member represents that he has sufficient right and authority to execute this Operating Agreement and not acting on behalf of any undisclosed or partially disclosed principal.

         NOW, THEREFORE, in consideration of ten ($10) dollars and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows effective as of the date first written above.

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 For purposes of this Agreement, the following terms shall have the definitions set forth below:

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         "Additional Contribution":  Each Member's pro-rata portion of a
Required Amount, determined by multiplying the Required Amount by each Member's Interest.

         "Additional Member": Any person or entity who acquires an additional interest in the Company.

         "Adjusted Capital Account":  As defined in Section 9.4(h).

         "Capital Account" or "Capital Accounts":  As defined in Section 6.4.

         "Capital Contributions": The respective capital contributions, including any Additional Contribution,of each of Member to the Company.

         "Capital Transaction" or "Capital Transactions": Sale, transfer, assignment or exchange of stock purchases or other investment made by the Company or other similar transactions which, in accordance with generally accepted principles, are treated as a capital transaction.

         "Certificate of Formation": The Certificate of Formation of the Company filed with the Secretary of State of the State of New Jersey, pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

         "Code": The Internal Revenue Code of 1986, as amended, and any reference to a particular section of the Code shall be deemed to include any successor section to such section.

         "Company":  Seidman and Associates, LLC.

         "Contributing Member": A Member which has made its Additional Contribution.

         "Default Loan": A loan to the Company of an amount equal to the Additional Contribution not made by a Defaulting Member.

         "Defaulting Member": A Member which fails to make his Additional Contribution as required herein.

         "Default Rate": A floating rate equal to the lesser of (a) ten (10%) percent per annum in excess of the rate of interest announced from time to time in The Wall Street Journal as the "prime rate" or "base rate" charged by institutional commercial lenders, from time to time or (b) the maximum rate of interest then permitted according to the laws of the State of New Jersey or according to Federal law, to the extent applicable.

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         "Gain from a Capital Transaction": The gain recognized by the Company attributable to a Capital Transaction, determined in accordance with the method of accounting used by the Company for federal income tax purposes. In the event there is a revaluation of Company property and the Capital Accounts are adjusted pursuant to Section 6.4(c), Gain from a Capital Transaction shall be computed by reference to the "book items" and not the corresponding "tax items".

         "Income": Net Proceeds and all other income or amounts, however characterized, received by the Company.

         "Interest": The respective percentage interest of each Member as set forth on Schedule A.

         "Loss from a Capital Transaction": The loss recognized by the Company attributable to a Capital Transaction, determined in accordance with the method of accounting used by the Company for federal income tax purposes. In the event there is a revaluation of the Company property and the Capital Accounts are adjusted pursuant to Section 6.4(c), Loss from a Capital Transaction shall be computed by reference to the "book items" and not the corresponding "tax items".

         "Managing Member": Lawrence Seidman, or such successor appointed by a majority in interest of the remaining Members.

         "Member": Each of the parties who has executed this Operating Agreement and any party who may hereafter become an Additional Member or a Substitute Member pursuant to this Operating Agreement.

         "Member Nonrecourse Debt": Any nonrecourse debt of the Company for which a Member bears the economic risk of loss, determined in accordance with Treasury Regulation Section 1.704-2(b) (4).

         "Member Nonrecourse Debt Deductions": With regard to any Member Nonrecourse Debt, the amount of the net increase during any taxable year to the Company in the amount of Minimum Gain Attributable to Member Nonrecourse Debt, over the aggregate amount of any distributions during such year to the Member who bears the economic risk of loss for such debt of proceeds of such debt that are allocable to an increase in the Minimum Gain Attributable to such Member Nonrecourse Debt. Such amounts shall be determined in accordance with Treasury Regulation Section 1.704-2(i) (2).

         "Minimum Gain": The amount of gain which would be recognized to the Company for federal income tax purposes if all Company property secured by Nonrecourse Liability were transferred to the creditor of such debt in satisfaction thereof (and for no other consideration) in a taxable transaction.

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The amount of such gain shall be determined and calculated in accordance with
Treasury Regulation Section 1.704--2(g) (i).

         "Minimum Gain Attributable to Member Nonrecourse Debt": The amount of gain which would be recognized by the Company for federal income tax purposes if all Company property secured by Member Nonrecourse Debt were transferred to the creditor of such debt in satisfaction thereof (and for no other consideration) in a taxable transaction. The amount of such gain shall be determined and calculated in accordance with Treasury Regulation Section 1.704-2(f) (i) (4).

         "Net Proceeds": The net proceeds available to the Company from a Capital Transaction after deducting (i) all costs and expenses incurred in connection therewith, (ii) any liens or other indebtedness which is satisfied or refinanced as a result of such Capital Transaction, and (iii) reasonable reserves established by the Company from time to time for working capital and other purposes.

         "Net Profit" and "Net Loss": The net income (including income exempt from tax) and net loss (including expenditures that can neither be capitalized nor deducted), respectively, of the Company, determined in accordance with the method of accounting used by the Company for federal income tax purposes, but computed without regard for Gain from Capital Transactions, Loss from Capital Transactions and items of income or loss, if any, that are specifically allocated to Members. In the event there is a revaluation of Company property and the Capital Accounts are adjusted pursuant to Section 6.4(c), Net Profits and Net Losses shall be computed by reference to the "book items" and not corresponding "tax items".

         "Nonrecourse Liability": Any Company debt for which no Member has any economic risk of loss, determined in accordance with Treasury Regulation
 Section 1.704-2(b) (3).

         "Operating Agreement": This Operating Agreement as originally executed and as amended, modified,supplemented or restated from time to time.

         "Required Amount": The amount of cash required by the Company as determined by a majority in interestof the Members.

         "Substitute Member": Any transferee of a Member's Interests who is admitted as a Member in the Company pursuant to Article 17 or 18.

         "Unrecovered Additional Contributions": The aggregate amount of Additional Contribution made by a Member pursuant to Section 7.1 hereof less prior distributions to such Member of Income which is distributed to repay outstanding Additional Contributions and any interest on any Default Loan specially allocated to such Member.

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                                    ARTICLE 2
                                    FORMATION

         2.1 The parties hereto do hereby form the Company under the name of SEIDMAN AND ASSOCIATES, LLC.pursuant to the Act. Pursuant to the provisions of the Act, the formation of the Company shall be effective upon the filing of the Certificate of Formation.

         In order to maintain the Company as a limited liability company under the laws of the State of New Jersey, the Company shall from time to time take appropriate action, including the preparation and filing of such amendments to the Certificate of Formation and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

                  (i)      a change in the Company name;

                  (ii) a correction of a defectively or erroneously executed Certificate of Formation;

                  (iii) a correction of false or erroneous statements in the Certificate of Formation or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

                  (iv) a change in the time for dissolution of the Company as stated in the Certificate of Formation and in this Agreement.

         Section 2.2 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Operating Agreement, to preserve the Company as a limited liability company under the Act and to enable the Company to be taxed as a partnership for federal and state income tax purposes.

                                    ARTICLE 3
                                PRINCIPAL OFFICE

         3.1 The Company's registered office in New Jersey shall be at 19 Veteri Place, Wayne, New Jersey 07470. The Company's registered agent who is a resident of New Jersey is Lawrence Seidman, whose business address 19 Veteri Place, Wayne, New Jersey 07470. At any time, the Company may designate another registered agent and/or office.

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         3.2      The principal place of business of the Company shall be at 19
Veteri Place, Wayne, New Jersey 07470. At any time, the Company may change the location of its principal place of business and may establish additional offices.

                                    ARTICLE 4
                                TERM AND DURATION

         4.1 The Company shall commence upon the filing of the Certificate of Formation, and shall continue in full force and effect until May 1, 2024, provided, however, that the Company shall be dissolved prior to such date upon the happening of any of the following events:

         (a) The mutual written consent of the Members to dissolve the Company.

         (b) The sale or other divestiture of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to the Members, including real estate or interests held or owned by the Company (other than a transfer to a nominee of the Company for any Company purpose, which event shall not be construed as an event of termination); provided, however, that (i) if the Company receives a purchase money mortgage or other collateral security in connection with such sale, the Company shall continue (A) until such mortgage or security interest is paid in full or otherwise disposed of, or (B) in the event of foreclosure of such mortgage, or security interest provided the Company retains title therein; and (ii) the Company shall continue if the assets of the Company are exchanged under Section 1031 of the Code.

         (c) Upon the death, retirement, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event that terminates the continued membership of a Member in the Company (a "Dissolution Event") unless the business of the Company is continued by the unanimous consent of the remaining Members within ninety (90) days following the Dissolution Event.

         (d) The entry of a decree of judicial dissolution under Section 49 of the Act.

         (e) The happening of any other prior event which pursuant to the terms and provisions of this Operating Agreement shall cause a dissolution or termination of the Company.

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         4.2      Upon any dissolution of the Company, the distribution of the
Company's assets and the winding up of its affairs shall be concluded in accordance with Article 19 of this Operating Agreement.

                                          ARTICLE 5
                                           PURPOSE

         5.1      The business of the Company shall be for the purpose of:

          (a) Purchasing stock in private and public companies and managing and investing funds of others for these purposes.

          (b) Such other activities incident or appropriate to the foregoing, including acting directly or in conjunction with others through joint ventures, partnerships or otherwise.

         5.2 The business of the Company shall also be for any lawful purpose.

                                    ARTICLE 6
                      CAPITAL CONTRIBUTIONS BY THE MEMBERS

         6.1 (a) Upon execution hereof, or at such other times as determined by the Managing Member, each Member shall contribute in cash to the capital of the Company an amount in the aggregate equal to that set forth opposite his/her/its name on Schedule A attached hereto.

         (b) A Member's interest in the Company shall be represented by the percentage interest held by such Member. Each Member's respective initial interest in the Company is set forth opposite his/her name on Exhibit B attached hereto.

         6.2 No Member shall have the right to withdraw any part of his Capital Contribution or receive any distribution, except in accordance with the provisions of this Operating Agreement. No interest shall be paid on any Capital Contribution.

         6.3 No Member shall have any priority over any other Member with respect to the return of Capital Contributions.

         6.4 The Company shall maintain a capital account (a "Capital Account") for each Member within the provisions of Treasury Regulation Section 1.704-1 (b) (2) (iv) as such regulation may be amended from time to time. Without limiting the foregoing, the Member's Capital Accounts shall be adjusted as follows:

         (a) Subject to the last sentence of Section 6.4 (c), the Capital Account of each Member shall be credited with (i) an amount equal to such

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Member's initial cash contribution and any additional cash contributions to the
Company and the fair market value of property or securities contributed to the Company (net of liabilities secured by such property) if a contribution of property or securities shall be permitted by the Company and (ii) such Member's share of the Company's Net Profits and Gain from Capital Transactions (including income and gain exempt from tax).

         (b) Subject to the last sentence of Section 6.4 (c), the Capital Account of each Member shall be debited by (i) the amount of cash distributions to such Member and the fair market value of property and/or securities distributed to the Member (net of liabilities secured by such property and/or securities) and (ii) such Member's share of the Company's Net Loss and Net Loss from Capital Transactions (including expenditures which are not permitted to be capitalized or deducted for tax purposes).

         (c) Upon the transfer of an interest in the Company, the Capital Account of the transfer Member (as adjusted, if at all, as required by this Section 6.4) that is attributable to the transferred interest will be carried over to the transferee Member. The Capital Account will not be adjusted to reflect any adjustment under Section 743 of the Code except as specifically provided in Treasury Regulation Section 1.704-1 (b) (2) (iv) (m). Upon (i) the "liquidation of the Company" (as hereinafter defined), (ii) the "liquidation of a Member's interest in the Company" (as hereinafter defined), (iii) the distribution of money, property or securities to a Member as consideration for an interest in the Company, or (iv) the contribution of money or (if permitted pursuant to (a) above) property and/or securities to the Company by a new or existing Member as consideration for an interest in the Company, or upon any transfer causing a termination of the Company for tax purposes within the meaning of Section 708(b) (1) (B) of the Code, then adjustments shall be made to the Members' Capital Accounts in the following manner: all property and securities of the Company which are not sold in connection with such event shall be valued at their then fair market value; such fair market value shall be used to determine both the amount of gain or loss which would have been recognized by the Company if the property and securities had been sold for its fair market value (subject to any debt secured by the property and securities) at such time, and the amount of Income, which would have been distributable by the Company pursuant to Article 9 if the property and securities had been sold at such time for said fair market value, less the amount of any debt secured by the property; the Capital Accounts of the Members shall be adjusted to reflect the deemed allocation of such hypothetical gain or loss in accordance with Article 10; and the Capital Accounts of the Members (or of a transferee of a Member) shall thereafter be adjusted to reflect "book items" and not "tax items" in accordance with Treasury Regulation Sections 1.704-1 (b) (2) (iv) (g) and 1.704-1 (b) (4)
(i).

         (d) For purposes of this Article 6, (i) the term "liquidation of the Company" shall mean (A) a termination of the Company effected in accordance with this Operating Agreement, which shall be deemed to occur, for purposes of

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Article 6, on the date upon which the Company ceases to be a going concern and is continued in existence solely to wind-up its affairs, or (B) a termination of the Company pursuant to Section 708(b)(1) of the Code; and (ii) the term "liquidation of a Member's interest in the Company" shall mean the termination of the Member's entire interest in the Company effected by a distribution, or a series of distributions, by the Company to the Member.

                                    ARTICLE 7
                        ADDITIONAL CAPITAL CONTRIBUTIONS

         7.1 No Member shall be obligated to make additional capital contributions to the Company. If the Managing Member, with the concurrence of Members holding a majority in interest of the Company, shall determine there shall be a Required Amount for any Company purpose, including, without limitation, those purposes set forth in Article 5, then within fifteen (15) days of notice of such requirement, each Member may, but shall not be obligated to, contribute to the Company his Additional Contribution.

         7.2 If a Member fails to make his Additional Contribution, in whole or in part, as required in Section 7.1 above (the "Noncontributing Member"), then, so long as any other Member shall make his Additional Contribution as provided herein (each such Member making his Additional Contribution being hereinafter referred to as "Contributing Member"), any Contributing Member shall have the option (a) with the consent of a majority in interest of the Contributing Members (i) to make a capital contribution equal to the Additional Contribution not made by the Noncontributing Member or (ii) to make a Default Loan equal to the Additional Contribution not made by the Noncontributing Member or (b) with the unanimous written consent of each Contributing Member, to declare the Company terminated as a result of the Noncontributing Member's default. In the event that more than one Contributing Member desires to make an Additional Contribution, or is permitted to make a Default Loan, on account of the Noncontributing Member, each such Contributing Member shall be permitted to participate in proportion to their respective Interests. All loans made pursuant to this Section 7.2 shall bear interest at the Default Rate.

         7.3 Upon the making of a capital contribution to the Company pursuant to Section 7.2, the Interest of the Noncontributing Member and the Contributing Members shall be adjusted as follows: (a) the Noncontributing Member's Interest shall be decreased (but not below zero) by subtracting therefrom an amount equal to the percentage equivalent of the quotient of (i) the Additional Contribution not made by the Noncontributing Member giving rise to application of this Section 7.3 multiplied by (A) 200% upon the first failure of the Noncontributing Member to make an Additional Contribution, (B) 300% upon the second such failure and (C) 400% upon the third such failure, divided by
(ii) the aggregate amount of all Capital Contributions made by the Members (including the Additional Contributions received by the Company), and (b) the Contributing Members'

                                     Page 11
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Interest shall be increased by adding thereto an amount equal to the percentage by which the Noncontributing Member's Interest was decreased pursuant to clause
(a) above. Upon the fourth and each subsequent failure of the Noncontributing Member to make an Additional Contribution giving rise to the application of this
Section 7.3, a majority-in-interest of the Contributing Members shall have the option, exercisable in their sole discretion, to cause the remaining Interest of the Noncontributing Member to be forfeited and allocated to the Contributing Members or to continue re-allocating the Interests of the Noncontributing Member and Contributing Members as provided in the preceding sentence except that the percentage multiple set forth in clause (i) (C) shall be increased 100% for each failure of the Noncontributing Member to make an Additional Contribution. An example of the operation of this Section 7.3 with respect to a re-allocation of Interests upon the first failure of a Noncontributing Member to make an Additional Contribution, is set forth in Schedule B attached hereto.

         7.4 The obligations of the Members contained in this Section 7 are personal and run only to the benefit of the Company and the Members and may not be enforced by any third parties. No creditor of the Company may rely on the foregoing provisions of this Article 7 or any other provision of this Operating Agreement to make any contributions or returns to the Company, notwithstanding any agreement, representation, intention, indication or otherwise to the contrary.

                                    ARTICLE 8
                               CASH DISTRIBUTIONS

         8.1 The Company shall distribute Income to the Members at such times as the Company shall determine (but not less often than quarterly), in the following order of priority:

                  (a) first, to any Member who made a Default Loan, to the payment of accrued and unpaid interest, and the then outstanding principal balance of, any Default Loan, such distribution to be proportion to the aggregate amount of interest, and the principal, owed. If more than one Member participates in the making of a Default Loan, then distributions to such Members on account of this Section 8.1(a) shall be made in proportion to the amounts so loaned. If there shall be more than one instance in which a Default Loan has been made, then Default Loans shall be repaid in the order in which they shall have been outstanding the longest;

                  (b) second, to the Members in an amount equal to and in proportion to their Unrecovered Additional Contributions;

                  (c) next, to the Members in an amount sufficient to give them a ten percent (10%) return compounded annually on the aggregate of their Capital Contributions and Additional Contributions;

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                  (d) next, to Sonia Seidman and the Managing Member in an
amount sufficient to pay to them, in the aggregate, up to twenty percent (20%) of the net annual profits of the Company for each year calendar that the Company is in existence to be paid 5% to the Managing Member and 15% to Sonia Seidman; and

                  (e) the balance, if any, shall be distributed to the Members in proportion to their Interests.

         8.2 Notwithstanding Section 8.1, Net Proceeds from a Capital Transaction which constitutes a liquidation of the Company, together with other funds remaining to be distributed, shall be distributed to the Members no later than the later of (a) the end of the taxable year of the Company in which such liquidation occurs; or (b) within ninety (90) days after the date of such liquidation event, after payment of all Company liabilities and expenses (or adequate provision therefor), in accordance with Section 9.1, except that in no event shall (x) a distribution be made to any Member if, after giving effect to such distribution, all liabilities of the Company, other than liabilities to Members on account of their Interests and liabilities for which the recourse of creditors of the Company is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability and (y) the distribution to a Member exceed the positive balance in such Member's Capital Account after giving effect to all allocations to such Member under Article 9 of Net Profits, Net Losses, and Gain and Loss from Capital Transactions so that liquidation proceeds shall be distributed in accordance with each Member's positive Capital Account balance (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b) as in effect on the date hereof). If a members shall receive a distribution that should not have been made based upon the provisions of Section 8.2 (x), the provisions of Section 42:2B-42 (b) of the act shall apply . Section 42:2B-42(c) of the Act shall apply to all distributions made to the Members.

                                    ARTICLE 9
                                 TAX ALLOCATIONS

         10.1 Net Profits, Net Losses and any investment tax credit for each fiscal year or part thereof shall be allocated to the Members in proportion to their Interests.

         10.2 Gain from a Capital Transaction shall be allocated in the following order:

                  (a) There shall first be allocated to those Members, if any, who have deficit balances in their Capital Accounts immediately prior to such Capital Transaction an amount of such gain equal to the aggregate amount of such deficit balances, which amount shall be allocated in the same proportion as such deficit balances.

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                  (b) There shall next be allocated to each of the Members gain in proportion to (but not greater than) the amount by which (x) the amount of Net Losses theretofore allocated to each Member and not theretofore taken into account under this Section 9.2(b), exceeds (y) the gain allocated to such Member under Section 9.2(a).

                  (c) There shall next be allocated to each of the Members gain equal to the amount by which (x) the aggregate proceeds derived from a Capital Transaction distributable to each Member in accordance with the provisions of
Section 8.1 or 8.2 other than with respect to Default Loans, as the case may be, exceeds (y) the positive balance, if any, in such Member's Capital Account after such Member's Capital Account has been adjusted to reflect the gain allocated to such Member pursuant to Sections 9.2(a) and 9.2(b); provided, however, that if there shall be an insufficient amount of gain determined by this Section 9.2(c), then the gain shall be allocated to the Members in proportion to the respective amounts determined pursuant to this Section 9.2(c).

                  (d) Any remaining gain shall be allocated among the Members in proportion to their
Interests.

                  (e) If the Company shall realize, upon a Capital Transaction, gain which is treated as ordinary income under Sections 1245 or 1250 of the Code, such ordinary income shall be allocated to the Members who receive the allocation of the depreciation or cost recovery deduction that generated the ordinary income in the same proportions as such deductions.

                  (f) Notwithstanding the foregoing, distributions of Income made to a Member for interest and in repayment of the principal on any Default Loan shall not be treated as Income for the purpose of allocating gain pursuant to this Section 9.2 or for any other purpose. Any interest on a Default Loan shall be treated as a "guaranteed payment" for purposes of Section 707(c) of the Code.

         10.3 Losses from Capital Transactions shall be allocated in the following order:

                  (a) There shall first be allocated to those Members, if any, whose positive balances in their Capital Accounts exceed their Unrecovered Additional Contributions, an amount of such loss equal to such excess amount, which amount shall be allocated in the same proportion as such excess amounts.

                  (b) There shall next be allocated to those Members, if any, that have positive balances in their Capital Accounts, an amount of such loss equal to the aggregate amount of such positive balances, which amount shall be allocated in the same proportion as such positive balances.

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                  (c) The balance of such loss shall be allocated to the Members in proportion to their Percentage Interests.

         10.4     Notwithstanding the preceding provisions of this Article 10:

                  (a) Except as provided in sub-section (e) below, no allocation of loss or deduction shall be made to a Member if such allocation would cause at the end of any taxable year a deficit in such Member's Adjusted Capital Account to exceed his allocable share of Minimum Gain; and any such loss or deduction not allocated to a Member by reason of this Section 9.4 shall be allocated pro-rata to each other Member if and to the extent that such allocation shall not create a deficit in such other Member's Adjusted Capital Account in excess of his allocable share of Minimum Gain; provided, however, that if such allocation would create such deficit in all Members' Adjusted Capital Accounts in excess of their share of Minimum Gain, then such allocation shall be made in accordance with the principles of Treasury Regulation Section 1.704-1(b).

                  (b) If, during any taxable year, there is a net decrease in Minimum Gain then, before any other allocations are made for such year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to each Member's share of the net decrease in Company Minimum Gain (within the meaning of Treasury Regulation
Section 1.704-2(g)(2)) in a manner so as to satisfy the requirements of Treasury Regulation Section 1.704-2(f).

                  (c) If, during any taxable year, there is a net decrease in Company Minimum Gain Attributable to Member to Member Nonrecourse Debt, then, before any other allocations are made for such year other than those pursuant to
Section 9.4(b) above, each Member with a share of the Company Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to each Member's share of the net decrease in Minimum Gain Attributable to Member Nonrecourse Debt as determined in accordance with Treasury Regulation Section 1.704-2(i)(4) in a manner so as to satisfy the requirements of said Treasury Regulation.

                  (d) If during any taxable year a Member unexpectedly receives
(i) a distribution of cash or property from the Company or (ii) an adjustment or allocation described in either Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) as in effect on the date hereof (concerning depletion allowances with respect to oil and gas properties) or Treasury Regulation
Section 1.704-1 (b) (2) (ii) (d) (5) as in effect on the date hereof (concerning allocations of loss and deduction in interests change during the year, if an interest is acquired by gift or if a Member receives certain Company property in redemption of part or all his interest), and if such adjustment, allocation or distribution would cause at the end of the taxable year a deficit balance in such Member's adjusted capital account in excess of his allocable share of Minimum Gain, then a pro-rata portion of each item of Company income, including gross income, and gain for such taxable year (and, if necessary, subsequent taxable years) shall be allocated to such Member in an amount and in a manner sufficient to eliminate such excess balance as quickly as possible before any other allocation is made for such year other than pursuant to Section 9.4(b) above so as to satisfy the requirements of Treasury Regulation Section 1.704-1(b) (2) (ii) (d) (qualified income offset).

                  (e) To the extent required by Treasury Regulation Section 1.704-2(i) (1), Member Nonrecourse Debt Deductions for any taxable year shall be allocated to the Member (or Members) who bear(s) the economic risk of loss of such Member Nonrecourse Debt.

                  (f) In the event that any allocation is or has been made to a Member pursuant to Sections 9.4(a), (b), (c), (d) or (e) above, subsequent items of income, deduction, gain and loss shall be allocated before any other allocations are made (subject to the provisions of said Sections) to the Members in the manner which would result in each Member having a Capital Account balance equal to what it would have been had the allocation pursuant to said Sections.

                  (g) Upon the occurrence of an event described in Section 6.4(c), all Company property shall be revalued on the Company's books at fair market value, Capital Accounts will be adjusted in accordance with Section 6.4
(c), and subsequent allocations of taxable income, gain, loss and deductions shall, solely for tax purposes, be made necessary so as to take account of the variation between the adjusted tax basis and the fair market value of such property in accordance with Section 704 of the Code and the Treasury Regulations thereunder.

                  (h) For the purposes of this Article, each Member's "Adjusted Capital Account" shall equal the Capital Account of each Member (1) reduced at the end of each taxable year by the sum of (x) the excess of distributions reasonable expected to be made to such Member over the offsetting increases to such Member's Member's Capital Account reasonably expected to be made in the same taxable year as the aforesaid distributions, (y) adjustments expected to be made to such Member's Capital Account described in Treasury Regulation Section 1.704-1(b) (2) (ii) (d) (4) as in effect on the date hereof (concerning depletion allowances with respect to oil and gas properties), and (z) allocations expected to be made described in Treasury Regulation Section 1.704-1
(b) (2) (ii) (d) (5) as in effect on the date hereof (concerning allocations of loss and deduction if Interests change during the year, if an Interest is acquired by gift or if a Member receives certain Company property in redemption of part or all of his Interest in the Company), and (2) increased by the sum of
(i) the amount, if any, which the Member is obligated to restore the Company upon liquidation of his Interest if a deficit balance exists in his Capital Account at such time, (ii) the outstanding principal balance of any promissory note made by such Member and contributed to the company if such note is not readily tradable on an established securities market and if such note must be satisfied within ninety (90) days after the date said Member's Interest is liquidated and (iii) the sum of (a) the amount the Member would be personally liable for either as a Member or in his individual capacity as a guarantor or otherwise, and (b) the economic risk of loss the Member would bear attributable to any Company liability (as determined in accordance with Treasury Regulation
Section 1.752-2).

                  (i) In accordance with Section 704(b) and (c) of the Code and Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company (including all or part of any deemed capital contribution under Section 708 of the Code) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its agreed value. In the event that Capital Accounts are ever adjusted pursuant to Treasury Regulation Section 1.704-1(b) (2) to reflect the fair market value of any Company property, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset and its value as adjusted in the same manner as required under Section 704(c) of the Code and the Regulations thereunder.

                  (j) The allocations provided in this Section 10.4 are intended to comply with the provisions of Section 704(b) of the Code and the regulations thereunder. However, if any such allocation causes a distortion in the Members' Interest in contravention of the Members' economic arrangement as reflected in
Article 6, the Company has the authority to make curative allocations to bring such allocations in accordance with such Member's Interest, as if such allocations which caused the distortion had not occurred and to bring such allocations in compliance with Section 794(b) of the Code and regulations thereunder.

                                   ARTICLE 10
                RIGHTS, POWERS AND REPRESENTATIONS OF THE MEMBERS

         10.1 All decisions, consents, authorizations and rights in connection with the business and affairs the company shall be carried on and managed by a majority in interest of the Members, which shall have full, exclusive and complete discretion with respect thereto. Any Member or person acting pursuant to any authority granted to him in writing by a majority in interest of the Members shall have all necessary and appropriate powers to carry out the authority so granted, and no other Member or person without such authority so granted shall have the right to take any action or give any consent, by affirmative act or acquiescence, to any matter or thing, affecting the Company, Premises or Project. In furtherance of the foregoing, any Member or person so authorized as provided above may:

                  (a) negotiate, execute, deliver and perform on behalf of, and in the name of, and in the name of, the Company any and all contracts, deeds, assignments, deeds of trust, leases, subleases, promissory notes and other evidences of indebtedness, mortgages, bills of sale, financing statements, security agreements, easements, stock powers, and any and all other instruments necessary or incidental to the business of the Company and the financing thereof,

                  (b) borrow money, without limit as to amount, and to secure the payment thereof by mortgage, pledge, or assignment of, or security interest in, all or any part of the assets then owned or thereafter acquired by the Company,

                  (c) effectuate the purpose of the Company as provided in
Article 5 hereof,

                  (d) establish, maintain and draw upon checking and other accounts of the Company,

                  (e) execute any notifications, statements, reports, returns or other filings that are necessary or desirable to be filed with any state or Federal agency, commission or authority,

                  (f) enter into contracts in connection with the business of the Company,

                  (g) arrange for facsimile signatures for the Members in executing and all documents, papers, checks or other writings or legal instruments which may be necessary or desirable in the Company business, and

                  (h) execute, ackowledge and deliver any and all contracts, documents and instruments deemed appropriate to carry out any of the foregoing purposes and intent of this Operating Agreement.

         10.2 In the management of the Company, and with respect to any and all decisions with respect to the Company and its business and the conduct of its operations, the Members of the Company shall have a cumulative total of one hundred (100) votes, and each Member shall have the number of votes equal to his/her Interest. Wherever and whenever the word "majority" appears in this Operating Agreement, either as a noun or as an adjective, it shall mean for all purposes that number of Members whose votes when considered or added together constitute more than fifty (50) of the total one hundred (100) votes of all the Members. Any act or decision of any of the Members may be confirmed, overruled or precluded by the majority of the Members.

         10.3 Each of the Members, on their own behalf and on behalf of anyone who shall represent their Interests, hereby waives notice of the time, place or purpose of any meeting at which any matter is to be voted on by the Members or anyone acting by or for them, waives any requirement that there be such a meeting and agrees that any action may be taken by consent without a meeting.

         10.4 The fact that the Members are directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or whom the Company may buy merchandise, material or other property shall not prohibit the Company from employing such persons, firms or corporations, or from otherwise dealing with him under such reasonable terms and conditions as the Company may determine.

                                   ARTICLE 11
                                 MANAGING MEMBER

         11.1 Notwithstanding any provision contained in Article 10 to the contrary, the daily affairs of the Company shall be conducted by the Managing Member who shall the power and authority to make ordinary and usual decisions concerning the business and affairs of the Company. The Managing Member shall have the power and authority, on behalf of the Company, to do the following:

                  (a) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts;

                  (b) invest the capital resources of the Company, in amounts not to exceed one hundred and twenty-five percent (125%) of the capital of the Company without the prior consent of a majority in interest of the Members, in stocks, bonds and other securities of publically traded companies (collectively "Permitted Investments"), including the ability to buy, sell, exchange, swap or transfer such securities;

                  (c) open one or more cash or margin brokerage accounts in the name of the Company for purposes of making Permitted Investments;

                  (d) obtain insurance covering the business and affairs of the Company;

                  (e) commence, prosecute or defend any proceeding in the Company's name; and

                  (f) enter into any and all agreements and execute any and all contracts, documents and instruments necessary or required to effectuate the foregoing.

         11.2 Notwithstanding any provision contained in this Operating Agreement to the contrary, it is specifically agreed between the Members that the Company shall make no investment in Cali Realty Corporation without the unanimous prior consent of all Members.

         11.3 (a) The Managing Member shall perform and discharge his duties as a manager in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of the Company. The Managing Member shall not be liable for any monetary damages to the Company for any breach of such duties except for: receipt of a financial benefit to which the Manager is not entitled; voting for or assenting to a distribution to Members in violation of this Operating Agreement or the Act; a knowing violation of the Law; fraud; or a willful breach of fiduciary obligations owed to the Members.

                  (b) The Managing Member shall devote a significant amount of his time and efforts to furthering the business and investments of the Company and any other corporations and partnerships formed to invest in the stock in private and public companies or real estate assets and mortgages. The Managing Member shall also be permitted to perform consulting and legal services for Environmental Waste Management Associates, Inc., its principal shareholders, Richard Greenberg, and for Glenn Woo and other real estate related clients. In compensation equal to $125,000, payable quarterly.

         11.4 Unless otherwise provided by law or expressly assumed, a person who is a Member or manager, or both, shall not be liable for the acts, debts or liabilities of the Company.

         11.5 The Company shall indemnify the Managing Member and each other Member and may indemnify and employee or agent of the Company who was or is a party or is threatened to be made a party to threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than action by or in the right of the Company, by reason of the fact that such person is or was a manager, employee or agent of the Company against expenses, including attorneys fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner that such person reasonably believed to be in the best interests of the Company and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful. To the extent that a Member, employee or agent of the Company has been successful on the merits or otherwise in defense of an action, suit or proceeding or in defense of any claim, issue or other matter in the action, suit or proceeding, such person shall be indemnified against actual and reasonable expenses, including attorneys fees incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein. Any indemnification permitted under this Article, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. This determination and evaluation shall be made by a majority vote of the Members who are not parties or threatened to be made parties to the action, suit or proceeding. Notwithstanding the foregoing to the contrary, no indemnification shall be provided to the Managing Member or any other Member, employee or agent of the Company for or in connection with the receipt of a financial benefit to which such person is not entitled, voting for or assenting to a distribution to Members in violation of this Operating Agreement of the Act, or a knowing violation of law.

                                   ARTICLE 12
                           BOOKS, RECORDS AND REPORTS

         12.1 At all times during the continuance of the Company, the Company shall keep or cause to be kept full and true books of account, in which shall be entered fully and accurately each transaction of the Company. The books of account, together with an executed copy of the Certificate of Formation of the Company and any amendments thereto, shall at all times be maintained at the principal office of the Company and shall be open to inspection and examination by the members or their representatives at reasonable hours and upon reasonable notice. For purpose hereof, the Company shall keep its books and records on the same method of accounting employed for tax purposes.

         12.2 The fiscal year of the Company shall be the calendar year. Within a reasonable time after the end of each fiscal year and in any event on or before thirty (30) days prior to the filing date for individual tax returns (including extensions), the accountants for the Company shall deliver to each Member (a) upon request of a Member, an annual statement of the Company's accountants, and (b) a report or a tax return setting forth such Member's share of the Company's profit or loss for such year and such Member's allocable share of all items of income, gain, loss, deduction and credit for Federal income tax purposes.

         12.3 The Company shall also cause to be prepared and filed all Federal, state and local tax returns required of the Company. All books, records, balance sheets, statements, reports and tax returns required pursuant to Section 12.1 and 12.2 hereof shall be prepared at the expense of the Company.

                                   ARTICLE 13
                                  BANK ACCOUNTS

         13.1 All funds and income of the Company (a) shall be deposited in the name of the Company in such bank account or accounts as shall be designated by the Managing Member, (b) shall be invested in such Permitted Investments as Managing Member shall determine and (c) shall be kept separate and apart from the funds of any other individual or entity.

         13.2 Withdrawals from any such bank account or accounts shall be made upon the signature of any person so designated by the Company in writing.

                                   ARTICLE 14
                          RIGHTS AND DUTIES OF MEMBERS

         14.1 Subject to duties and obligations of the Managing Member, it is expressly understood that each Member may engage in any other business or investment, whether or not in direct competition with the business of the Company, and neither the Company nor any other Member shall have any rights in and to said businesses or investments, or the income or profits derived therefrom.

         14.2 The Managing Member may employ, on behalf of the Company, such persons, firms or corporations, including those firms or corporations in which any Member has an interest, and on such terms as the Managing Member shall deem advisable in the operation and management of the business of the Company, including, without limitation, such accountants, attorneys, architects, engineers, contractors, appraisers and experts.

         14.3 No Member shall be personally liable to the Company or any of the other Members for any act or omission performed or omitted by him, except if such act or omission was attributable to willful misconduct or gross negligence.

         14.4 Each Member (and each former Member) shall be indemnified and saved harmless by the Company from any loss, damage or expense incurred by him by reason of any act or omission performed or omitted by him, except if such act or omission was attributable to willful misconduct or gross negligence.

                                   ARTICLE 15
                                   TAX MATTERS

         15.1 (a) Notwithstanding any provisions hereof to the contrary, each of the Members hereby recognizes that the Company will be a partnership for United States federal income tax purposes and that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the company or expand the obligations or liabilities of the Members. At the request of any Member, the Company shall file an election under Section 754 of the Code.

                  (b) The Company shall engage an accountant (the "Accountant") to prepare at the expense of the company all tax returns and statements, if any, which must be filed on behalf of the Company regarding the Premises and the operation, dissolution and liquidation of the Company with any taxing authority.

                  (c) Lawrence Seidman is designated Tax Matters Member (herein "TMM") for purposes of Chapter 63 of the Code and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of Lawrence Seidman as TMM. The TMM shall attempt to comply with the responsibilities outlined in this Section 15.1 and in Sections 6222 through 6231 of the Code (including any Treasury Regulations promulgated thereunder).

                                   ARTICLE 16
                             BANKRUPTCY OF A MEMBER

         16.1 Unless a majority in interest of the Members shall elect otherwise, a Member shall cease to be a Member of the Company:

                  (a) if he/she/it:

                           (i)     Makes an assignment for the benefit of
                                   creditors;

                           (ii)    Files a voluntary petition in bankruptcy;

                           (iii) Is adjudged bankrupt or insolvent, or has entered against him an order for relief, in any bankruptcy or insolvency proceeding;

                           (iv) Files a petition or answer seeking for himself/herself/itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

                           (v) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him/ her/it in any proceeding of this nature; or

                           (vi) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his/her/its properties; or

                  (b) One hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or within ninety (90) days after the appointment without his consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his/her properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

                                   ARTICLE 17
                      ASSIGNABILITY, TRANSFER OR PLEDGE OF
                        INTERESTS; RESIGNATION OF MEMBER

         17.1 (a) No Member shall have the right to assign, convey, sell or otherwise transfer or dispose of, or pledge, mortgage, hypothecate or otherwise encumber his/her/its Interest, whether record or beneficial interest thereof, without the prior written consent of the Company. Notwithstanding the preceding sentence, but subject to the restrictions on transferability required by law, or set forth in any instrument or agreement by which the Company may be bound, or which may be contained in this Operating Agreement, an individual Member, if any, may, without any consent, assign, convey, sell or otherwise transfer or dispose of all or any portion of his interest in the Company to any one or more of the members of his/her immediate family or families (defined for the purposes of this Operating Agreement as a mother, father, sister, brother, son, daughter, stepson, stepdaughter or spouse (in each instance whether by marriage or otherwise)) and/or a trust or other entity for the benefit thereof or themselves, by a written instrument of assignment and assumption, provided that the instrument of transfer provides for the assumption of the assignor's liabilities and obligations hereunder and has been duly executed by the assignor of such interest and by the transferee. The Member shall notify the Company of any assignment, transfer or disposition of a beneficial interest in any interest of the Member which occurs without a transfer of record ownership, although such notification, or the absence of a response thereto, shall not be deemed a consent thereof.

                  (b) An assignee or transferee of any portion of the interest of the Member shall be entitled to receive allocations and distributions attributable to the interest acquired by reason of such assignment from and after the effective date of the assignment of such interest to such assignee; however. anything herein to the contrary notwithstanding, the Company shall be entitled to treat the assignor of such interest of the Member as the absolute owner thereof in all respects, and shall incur no liability for allocations of net income, net losses, or gain or loss on sale of Company property, or transmittal of reports and notices required to be given to Members hereunder which are made in good faith to such assignor until such time as the written assignment has been received by the Company, approved and recorded on its books and the effective date of the assignment has passed. Provided that the Company has actual notice of any assignment of the interest of the Member, the effective date of such assignment on which the assignee shall be deemed an assignee of record shall be the date set forth on the written instrument of assignment.

                  (c) Any assignment, sale, exchange, transfer or other disposition in contravention of any of the provisions of this Article 17 and
Article 18 hereof shall be void and ineffective and shall not bind or be recognized by the Company.

                  (d) In the event that there shall be more than one assignee, transferee, representative or other successor in interest as permitted herein (collectively, the "Transferees") and the Member as of the date of this Operating Agreement shall remain a Member, then the Member shall be authorized to act, and shall so act, on behalf of the Member and all of the Transferees acting as such by, through or under the Member. In the event that there shall be more than one Transferee, and the Member as of the date of this Operating Agreement shall no longer be a Member, then the Company must be advised by the Member whose interest is the subject of such event or failing which by a two-thirds (2/3) majority in interest of those holding any portion of the interests of the Member, of one person to act on behalf of all the Transferees. The Member, if the first sentence of this paragraph shall be applicable, or the person so noted to the Company, if the second sentence of this paragraph shall be applicable, shall be authorized to act, and shall so act, for all of the Transferees, all of whom shall be bound by any decision or action taken by such person, and the Company, the Company and all of the other Members, shall be entitled to rely on the decisions or actions taken by such person. Until the Company shall be advised as to the identity of such person, (i) the Transferees shall be entitled only to distributions and tax allocations as provided in
Article 8 and 9 hereof, but shall have no right, power or authority with respect to any decision making reserved herein to the Members or any of them and (ii) wherever in this Operating Agreement provision shall be made for the Members to make decisions with respect to Company matters, the interests of the Member, as transferred to the Transferees, shall not be included in determining whether the requisite interest of members have consented to or approved of such decision.

         17.2 Without the prior written consent of all Members and other than as provided in Section 6.1(b) above, a Member may not resign from the Company prior to the dissolution and winding up of the Company.

                                   ARTICLE 18
                        ADMISSION OF SUBSTITUTED MEMBERS;
                     DEATH OR INCAPACITY; FURTHER CONDITIONS

         18.1 No assignment or transfer of all or any part of the interest of a Member permitted to be made under this Operating Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor and the transferee, has been delivered to the Company.

         18.2 As a condition to the admission of any substituted Member, as provided in Article 17 hereof, the person so to be admitted shall execute and acknowledge such instruments, in form and substance reasonably satisfactory to the Company, as a majority in interest of the Members may deem necessary or desirable to effectuate such admission and to confirm the agreement of the person to be admitted as a Member to be bound by all of the covenants, terms and conditions of this Operating Agreement, as the same may have been amended.

         18.3 Any person to be admitted as a member pursuant to the provisions of this Operating Agreement shall, as a condition to such admission as a Member, pay all reasonable expenses in connection with such admission as a Member, including, but not limited to, the cost of the preparation, filing and publication of any amendment to this Operating Agreement and/or Certificate of Formation.

         18.4 In the event of the death or adjudication of incompetency of a Member, or upon the happening of any event described in Article 16, the executor, administrator, committee or other legal representative of such Member, or the successor in interest of such Member, shall succeed only to be right of such Member to receive allocations and distributions hereunder, and may be admitted to the Company as a Member in the place and stead of the deceases, incompetent, or bankrupt Member in accordance with this Article 18, but shall not be deemed to be a substituted Member unless so admitted. Such event, however, shall cause a termination or dissolution of the Company within one hundred twenty (120) days of such event unless a majority in interest of the Members shall elect to continue the Company within said one hundred twenty (120) day period.

         18.5 Notwithstanding anything to the contrary contained in this Operating Agreement, no sale or exchange of an interest in the Company may be made if the interest sought to be sold or exchanged, when added to the total of all other interests sold or exchanged within the period of twelve (12) consecutive months prior thereto, results in the termination of the Company under Section 708 of the Code without the prior written consent of a majority in interest of the Members.

         18.6 In the event of a permitted transfer of all or part of the interest of a Member, the Company shall, if requested, file an election in accordance with Section 754 of the Code or a similar provision enacted in lieu thereof, to adjust the basis of the Property of the Company. The Member requesting said election shall pay all costs and expenses incurred by the Company in connection therewith.

                                   ARTICLE 19
                                   LIQUIDATION

         19.1 Upon the dissolution of the Company, the Company shall be liquidated and its assets distributed as required by Section 42:2B-51 of the Act.

         19.2 The assets of the Company shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

         19.3 In the event that any proceeds are to be distributed to the Members same shall be distributed, if practicable, no later than the later of
(i) the end of the taxable year of the Company in which such liquidation occurs; or (ii) within ninety (90) days after the date of such liquidation event.

         19.4 In any liquidation, the Company's assets shall be used first to pay the costs and expenses of the dissolution and liquidation. The liquidation trustee (which may be a Member) shall be entitled to establish reserves to provide for any contingent or unforeseen liabilities or obligations of the Company.

         19.5 With respect to distributions to Members, said distributions shall be made:

                  (a) first, to the repayment of any accrued and unpaid interest on, and the then outstanding principal balance of, any Default Loan, in proportion to the aggregate amount of interest, and then principal, owed, and if more than one Member shall have made a Default Loan, then in proportion to the amounts so loaned. If there shall be more than one instance in which a Default loan has been made, the Default loans shall be repaid in the order in which they shall have been outstanding the longest;

                  (b) second, to the payment of an obligation owed pursuant to
Section 11.3 (c).

                  (c) third, to all Members in proportion to and to the extent of any remaining positive balances in such Member's Capital Account after giving effect to all locations to such Member under Article 10 of this Operating Agreement so that liquidation proceeds shall be distributed in accordance with each Member's positive Capital Account balance (within the meaning of Treasury Regulation Section 1.704-1(b) (2) (ii) (b) as in effect on the date hereof); and

                  (d) last, to all Members pro rata in accordance with their Company Interests.

                                   ARTICLE 20
                                     GENDER

         20.1 All terms and words used in this Operating Agreement, regardless of the sense or gender in which they are used, shall be deemed to include each other sense and gender unless the context requires otherwise.

                                   ARTICLE 21
                               FURTHER ASSURANCES

         21.1 The Members agree immediately and from time to time to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and to do all such other acts and things as may be required by law, or as may, in the opinion of a majority in interest of the Members, be necessary or advisable to carry out the intent and purposes of this Operating Agreement.

                                   ARTICLE 22
                           COVENANT AGAINST PARTITION

         22.1 The Members, on behalf of themselves, their legal representatives, heirs, successors and assigns, hereby specifically renounce, waive and fofeit all rights whether arising under contract, statute, or by operation of law, to seek, bring, or maintain any action for partition in any court of law or equity pertaining to any real property which the Company may now or in the future own, regardless of the manner in which title to any such property may be held.

                                   ARTICLE 23
                                     NOTICES

         23.1 Unless otherwise specified in this Operating Agreement, all notices, demands, requests or other communications which any of the parties to this Operating Agreement may desire or be required to give hereunder (hereinafter referred to collectively as "Notices") shall be in writing and shall be given by mailing the same by postage prepaid certified or registered mail, return receipt requested, or by nationally recognized overnight courier to the appropriate Member at the address set forth in this Operating Agreement. Notices given in compliance with the provisions of this Article shall be deemed given one (1) business day after delivery to a nationally recognized overnight courier or four (4) business days after mailing in a repository of the United States Postal Service.

                                   ARTICLE 24
                                 APPLICABLE LAW

         24.1 The parties agree that the parties shall be governed by, and this Operating Agreement construed in accordance with, the laws of the State of New Jersey applicable to agreements made and to be performed in such state and that all claims and suits shall be heard in the courts located in the State of New Jersey.

                                   ARTICLE 25
                                    CAPTIONS

         25.1 All section titles or captions contained in this Operating Agreement are for convenience only and shall not be deemed a part of this Operating Agreement.

                                   ARTICLE 26
                                  COUNTERPARTS

         26.1 This Operating Agreement may be executed in counterparts and each counterpart so executed by each Member shall constitute and original, all of which when taken together shall constitute one agreement, notwithstanding that all the parties are not signatories to the same counterpart.

                                   ARTICLE 27
                                 BINDING EFFECT

         27.1 This Operating Agreement may not be changed, modified, waived or discharged, in whole or in part, unless in writing and signed by all of the Members. This Operating Agreement shall be binding upon the Members and their respective executors, administrators, legal representatives, heirs, successor and assigns. The singular of any defined term or term used herein shall be deemed to include the plural.

                                   ARTICLE 28
                               PARTIAL INVALIDITY

         28.1 If any term or provision of this Operating Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the reminder of this Operating Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Operating Agreement shall be valid and enforced to the fullest extent permitted by law.

                                   ARTICLE 29
                                   INTEGRATION

         29.1 This Operating Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements relative to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the day and year first above written.

                                                    /S/ Lawrence Seidman


                                                    /S/  Sonia Seidman


                                                    /S/  SEIDCAL ASSOCIATES

                                                By:

                                                    /S/  Angelo R. Cali, Partner


                                                    /S/  Paul Schmidt


                                                    /S/ Richard Greenberg

                                   SCHEDULE A

                             Required Contributions

                                                    Lawrence Seidman
                                                    $50,000
                                                    Sonia Seidman
                                                    $200,000
                                                    SEIDCAL Associates
                                                    $1,500,000
                                                    Paul Schmidt
                                                    $100,000
                                                    Richard Greenberg
                                                    $250,000

                                   SCHEDULE B

                               PERCENTAGE INTEREST

                                                        Lawrence Seidman:
                                                               %
                                                        Sonia Seidman:
                                                               %
                                                        SEIDCAL Associates:
                                                               %
                                                        Paul Schmidt:
                                                               %
                                                        Richard Greenberg:
                                                               %

                                   SCHEDULE B

                     EXAMPLE OF THE OPERATION OF SECTION 7.3

Assume the following facts:

         (a)      The interests are as follows:

                         A        10%
                         B        30%
                         C        60%

         (b) The aggregate capital contributions made by the Members in proportion to their respective interests is $2,000,000.

         (c)      The Company requires additional funds of $1,000,000.

         (d) A and B each contribute their Additional Contributions to the Company ($100,000 and $300,000, respectively) and C fails to contribute his Additional Contribution ($600,000).

         (e)      B contributes C's Additional Contribution to Company.

         The amount that C's Interest is decreased and the amount that B's Interest is increased is computed as follows:

         (i) Multiply the amount of the contribution not made by C ($600,000) by 200% resulting in a product of $1,200,000;

         (ii) Divide the result of (i) above ($1,200,000) by the aggregate amount of all capital contributions made by the Members ($3,000,000), resulting in a product of .40;

         (iii) Convert the product arrived at in computation (ii) above (.40) to a percentage (by multiplying the same by 100) resulting in 40%. Subtract such percentage from the Company Interest of C (40%) resulting in a new Interest for C of 20%; and

         (iv) Increase the Interest of B (30%) by adding thereto the same Percentage that was subtracted from Member C (40%) resulting in a new Interest for B of 70%.

                     FIRST AMENDMENT TO OPERATING AGREEMENT
                        FOR SEIDMAN & ASSOCIATES, L.L.C.

         THIS AMENDMENT is made on July , 1998, by and between LAWRENCE SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470, SONIA SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SEIDCAL ASSOCIATES, L.L.C., a New Jersey limited liability company, having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016; PAUL SCHMIDT, having an address at 159 Clinton Place, Hackensack, New Jersey 07601; and RICHARD GREENBERG, having an address at 1235A Route 23 South, Wayne, New Jersey 07474 (hereinafter referred to collectively as the "Members").

                              W I T N E S S E T H:

         WHEREAS, the Members previously formed a limited liability company known as Seidman & Associates, L.L.C. (the "Company") pursuant to the New Jersey Limited Liability Company Act; and

         WHEREAS, the Members entered into an Operating Agreement for the Company, dated November 1994; and

         WHEREAS, the Members desire to amend the Operating Agreement, pursuant to Article 27 thereof, in accordance with the terms and provisions set forth below.

         NOW, THEREFORE, the Members do hereby agree as follows:

         1.       INCORPORATION BY REFERENCE

         Subject to the provisions of this Amendment, the definitions, terms and conditions of the Operating Agreement are incorporated in this Amendment by reference in the same manner and to the same extent as if such definitions, terms and conditions were fully set forth in this Amendment.

         2.       AMENDMENT OF OPERATING AGREEMENT

         2.1 Subparagraph 4.1(a) of the Operating Agreement be and the same is hereby amended to read as follows:

         4.1 The Company shall commence upon the filing of the Certificate of Formation, and shall continue in full force and effect until May 1, 2024, provided, however, that the Company shall be dissolved prior to such date upon the happening of any of the following events:

         (a) The mutual written consent of the Members to dissolve the Company; provided, however, that the Company may not be dissolved by mutual consent prior to December 31, 2000.

         2.2 Subparagraph 11.3(c) of the Operating Agreement be and the same is hereby amended to read as follows:

                  The Managing Member may be removed or replaced any any time after December 31, 2000 by a majority in interest of the Members, but if the Managing Member is removed, he shall be entitled to receive $315,000.00 reduced by the payments already received pursuant to Section 11.3(b), together with any other fees earned prior to his removal.

         2.3 Except as modified by Subparagraphs 2.1 and 2.2 of this Agreement, all of the terms and conditions of the Operating Agreement shall remain in full force and effect.

         3.       COVENANT OF FURTHER ASSURANCES

         The Members agree that they shall execute and deliver any and all additional writings, instruments, and other documents and take such further action as shall reasonably be required in order to effectuate the provisions of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Operating Agreement as of the day and year first above written.


                                                    ----------------------------
                                                                LAWRENCE SEIDMAN


                                                    ----------------------------
                                                                   SONIA SEIDMAN

[SIGNATURES CONTINUED ON NEXT PAGE]

                                                      SEIDCAL ASSOCIATES, L.L.C.

                                                By:
                                                    ----------------------------
                                                           Brant B. Cali, Member


                                                    ----------------------------
                                                                    PAUL SCHMIDT


                                                    ----------------------------
                                                               RICHARD GREENBERG

LAWRENCE B. SEIDMAN, ESQ.

                            Lanidex Executive Center
                                 100 Misty Lane
                                 P. O. BOX 5430
                          Parsippany, New Jersey 07054

                                                            (973) 560-1400

                                 March 30, 1999

Mr. Brant Cali, Executive Vice President
Mack-Cali Real Estate Corporation
11 Commerce Drive
Cranford, NJ 07016

Dear Brant:

                  This will confirm the agreement reached last week with Angelo and John whereby my annual management fee from Seidman & Associates, LLC, provided for in 11.3(b) of the Operating Agreement, shall be increased from $125,000 to $250,000.

                                                    Very truly yours,


                                                    LAWRENCE B. SEIDMAN

LS:rr

                     SECOND AMENDMENT TO OPERATING AGREEMENT
                        FOR SEIDMAN & ASSOCIATES, L.L.C.

         THIS AMENDMENT is made on October 5, 2000, by and between LAWRENCE B. SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SONIA SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SEIDCAL ASSOCIATES, L.L.C., A New Jersey limited liability company, having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016; PAUL SCHMIDT, having an address at 159 Clinton Place, Hackensack, New Jersey 07601; FLORHAM PORTFOLIO ASSOCIATES, L.L.C., having an address at 26 Columbia Turnpike, Florham Park, NJ 07932; and RICHARD S. GREENBERG, having an address at 100 Misty Lane, Parsippany, New Jersey 07054 (hereinafter referred to collectively as the "Members").

                              W I T N E S S E T H:

         WHEREAS, the Members previously formed a limited liability company known as Seidman & Associates, L.L.C. (the "Company") pursuant to the New Jersey Limited Liability Company Act; and

         WHEREAS, the Members entered into an Operating Agreement for the Company, dated November 1994; and

         WHEREAS, the Members desire to amend the Operating Agreement, pursuant to Article 27 thereof, in accordance with the terms and provisions set forth below.

         NOW, THEREFORE, the Members do hereby agree as follows:

         1.       INCORPORATION BY REFERENCE

         Subject to the provisions of this Amendment, the definitions, terms and conditions of the Operating Agreement are incorporated in this Amendment by reference in the same manner and to the same extent as if such definitions, terms and conditions were fully set forth in this Amendment.

         2.       AMENDMENT OF OPERATING AGREEMENT

         2.1 Subparagraph 4.1(a) of the Operating Agreement be and the same is hereby amended to read as follows:

         4.1 The Company shall commence upon the filing of the Certificate of Formation, and shall continue in full force and effect until May 1, 2024, provided, however, that the Company shall be dissolved prior to such date upon the happening of any of the following events:

         (a) The mutual written consent of the Members to dissolve the Company; provided, however, that the Company may not be dissolved by mutual consent prior to December 31, 2003.

         2.2 Subparagraph 11.3(c) of the Operating Agreement be and the same is hereby amended to read as follows:

         The Managing Member may be removed or replaced at any time after December 31, 2003 by a majority in interest of the Members, but if the Managing Member is removed, he shall be entitled to receive $900,000.00 reduced by the payments already received pursuant to Section 11.3(b), together with any other fees earned prior to his removal.

         2.3 Except as modified by Subparagraphs 2.1 and 2.2 of this Agreement, all of the terms and conditions of the Operating Agreement shall remain in full force and effect.

         3.       COVENANT OF FURTHER ASSURANCES

         The Members agree that they shall execute and deliver any and all additional writings, instruments, and other documents and take such further action as shall reasonably be required in order to effectuated the provisions of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Operating Agreement as of the day and year first above written.


                                             ----------------------------
                                             LAWRENCE B. SEIDMAN

                                             ----------------------------
                                             [SIGNATURES CONTINUED ON NEXT PAGE]

                                       SEIDCAL ASSOCIATES, L.L.C.

                                   By:
                                       -----------------------------------------
                                       BRANT B. CALI, MEMBER


                                       -----------------------------------------
                                       PAUL SCHMIDT

                                       FLORHAM PARK PORTFOLIO ASSOCIATES, L.L.C.

                                   By:
                                       -----------------------------------------
                                       CHARLES KUSHNER


                                       -----------------------------------------
                                       RICHARD S. GREENBERG

                     THIRD AMENDMENT TO OPERATING AGREEMENT
                        FOR SEIDMAN & ASSOCIATES, L.L.C.

         THIS AMENDMENT is made on January , 2003, by and between LAWRENCE B. SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SONIA SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SEIDCAL ASSOCIATES, L.L.C., A New Jersey limited liability company, having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016; and PAUL SCHMIDT, having an address at 222 Grand Avenue, Englewood, NJ 07631; (hereinafter referred to collectively as the "Members").

                              W I T N E S S E T H:

         WHEREAS, the Members previously formed a limited liability company known as Seidman & Associates, L.L.C. (the "Company") pursuant to the New Jersey Limited Liability Company Act; and

         WHEREAS, the Members entered into an Operating Agreement for the Company, dated November 1994; and

         WHEREAS, the Members desire to amend the Operating Agreement, pursuant to Article 27 thereof, in accordance with the terms and provisions set forth below.

         NOW, THEREFORE, the Members do hereby agree as follows:

         1.       INCORPORATION BY REFERENCE

         Subject to the provisions of this Amendment, the definitions, terms and conditions of the Operating Agreement are incorporated in this Amendment by reference in the same manner and to the same extent as if such definitions, terms and conditions were fully set forth in this Amendment.

         2.       AMENDMENT OF OPERATING AGREEMENT

         2.1 Subparagraph 4.1(a) of the Operating Agreement be and the same is hereby amended to read as follows:

         4.1 The Company shall commence upon the filing of the Certificate of Formation, and shall continue in full force and effect until May 1, 2024, provided, however, that the Company shall be dissolved prior to such date upon the happening of any of the following events:

                  (a) The mutual written consent of the Members to dissolve the Company; provided, however, that the Company may not be dissolved by mutual consent prior to December 31, 2006.

         2.2 Subparagraph 11.3(c) of the Operating Agreement be and the same is hereby amended to read as follows:

The Managing Member may be removed or replaced at any time after December 31, 2006 by a majority in interest of the Members, but if the Managing Member is removed, he shall be entitled to receive $1,200,000.00 reduced by the payments already received pursuant to Section 11.3(b), together with any other fees earned prior to his removal.

         2.3 Except as modified by Subparagraphs 2.1 and 2.2 of this Agreement, all of the terms and conditions of the Operating Agreement shall remain in full force and effect.

         3.       COVENANT OF FURTHER ASSURANCES

The Members agree that they shall execute and deliver any and all additional writings, instruments, and other documents and take such further action as shall reasonably be required in order to effectuated the provisions of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Operating Agreement as of the day and year first above written.


                                             -----------------------------------
                                             LAWRENCE B. SEIDMAN


                                             -----------------------------------
                                             SONIA SEIDMAN

                                             [SIGNATURES CONTINUED ON NEXT PAGE]

                                             SEIDCAL ASSOCIATES, L.L.C.

                                         By:
                                             -----------------------------------
                                             BRANT B. CALI, MEMBER


                                             -----------------------------------
                                             PAUL SCHMIDT

                     FOURTH AMENDMENT TO OPERATING AGREEMENT
                        FOR SEIDMAN & ASSOCIATES, L.L.C.

THIS FOURTH AMENDMENT is made on February 4, 2004, by and between LAWRENCE B. SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SONIA SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SEIDCAL ASSOCIATES, L.L.C., A New Jersey limited liability company, having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016; and PAUL SCHMIDT, having an address at 222 Grand Avenue, Englewood, NJ 07631.

                              W I T N E S S E T H:

WHEREAS, the Members previously formed a limited liability company known as Seidman & Associates, L.L.C. (the "Company") pursuant to the New Jersey Limited Liability Company Act; and

WHEREAS, the Members entered into an Operating Agreement for the Company, dated November 1994; and

WHEREAS, the Members do hereby agree as follows:

1.        INCORPORATION BY REFERENCE

Subject to the provisions of this Amendment, the definitions, terms and conditions of the Operating Agreement are incorporated in this Amendment by reference in the same manner and to the same extent as if such definitions, terms and conditions were fully set forth in this Amendment.

2.        AMENDMENT OF OPERATING AGREEMENT

The Following shall be added as a new 9.5 Section Hot Issues:

In the event the Managing Member decides to invest in securities which are the subject of a public distribution and which the Managing Member, in his sole discretion, believes may become a "hot issue" as that term is defined in Article III, Section 1 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "Association"), such investment shall be made in accordance with the following provisions:

          (a) any such investment made in a particular Fiscal Period shall be made in a special account (the "Hot Issues account");

          (b) only those Members who do not fall within the proscription of
Article III, section 1 of said Rules of Fair Practice ("Unrestricted Members") shall have any beneficial interest in the Hot Issues Account;

          (c) each Unrestricted Member shall have a beneficial interest in the Hot Issues Account for any Fiscal Period in the proportion which (i)a such Unrestricted Partner's Capital account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Unrestricted Members as of the beginning of such fiscal Period.

          (d) Funds required to make a particular investment shall be transferred to the Hot Issues account from the regular account of the Company; securities involved in the public distribution shall be purchased in the Hot Issues Account, held in the Hot Issues Account and eventually sold from the Hot Issues Account or transferred to the regular account at fair market value as of the day of transfer as determined by the Managing Member with such transfer being treated as a sale; if such securities are sold from the Hot Issues account, the proceeds of the sale shall be transferred from the Hot Issues account to the regular account of the Company.

          (e) as of the last day of each Fiscal Period in which a particular investment or investments are held in the Hot Issues Account: (A) interest shall be debited to the Capital Accounts of the Unrestricted Members in accordance with their beneficial interest in the Hot Issues Account at the interest rate being paid by the Company from time to time for borrowed funds during the period in that Fiscal Period that funds from the regular account have been held in or made available to the particular Hot Issues Account or, if no such funds are being borrowed during such period, the interest rate that the Managing Member determines would have been paid if funds had been borrowed by the Company during such period; and such interest shall be credited to the Capital Accounts of all the Members and the Managing Member, in the proportions which (i) each Member's Capital Account as of the beginning of such Fiscal Period bore to (iii) the sum of the Capital accounts of all Members as of the beginning of such Fiscal Period and (B) any Net Profits or Net Losses during such Fiscal Period with respect to the Hot Issues Account shall be allocated to the Capital accounts of the Unrestricted Members in accordance with their beneficial interest in the Hot Issues Account during such Fiscal Period; provided, however, that the amount of such interest shall not exceed the amount of profit accrued in the Hot Issues Account; and

          (f) the determination of the Managing Member as to whether a particular Member falls within the proscription of Article III, Section I of said Rules of Fair Practice shall be final.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

                                                    /ss/Lawrence B. Seidman
                                                    ----------------------------
                                                        Lawrence B. Seidman

                                                    /ss/ Sonia Seidman
                                                    ----------------------------
                                                         Sonia Seidman

                                                    SEIDCAL ASSOCIATES, L.L.C.

                                                By: /ss/Brant B. Cali
                                                    ----------------------------
                                                        Brant B. Cali, Member

                                                    /ss/ Paul Schmidt
                                                    ----------------------------
                                                         Paul Schmidt

                     FIFTH AMENDMENT TO OPERATING AGREEMENT
                        FOR SEIDMAN & ASSOCIATES, L.L.C.

THIS FIFTH AMENDMENT is made on September 15, 2004, by and between Lawrence B. Seidman, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SONIA SEIDMAN, having an address at 19 Veteri Place, Wayne, New Jersey 07470; SEIDCAL ASSOCIATES, L.L.C., A New Jersey limited liability company, having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016; and Paul Schmidt, having an address at 222 Grand Avenue, Englewood, NJ 07631.

                              W I T N E S S E T H:

WHEREAS, the Members previously formed a limited liability company known as Seidman & Associates, L.L.C. (the "Company") pursuant to the New Jersey Limited Liability Company Act; and

WHEREAS, the Members entered into an Operating Agreement for the Company, dated November 1994; and

WHEREAS, the Members desire to amend the Operating Agreement, pursuant to
Article 27 thereof, in accordance with the terms and provisions set forth below.

1.        INCORPORATION BY REFERENCE

Subject to the provisions of this Amendment, the definitions, terms and conditions of the Operating Agreement are incorporated in this Amendment by reference in the same manner and to the same extent as if such definitions, terms and conditions were fully set forth in this Amendment.

2.        AMENDMENT OF OPERATING AGREEMENT

          2.1 Subparagraph 11.3(b) and (c) of the Operating Agreement be and the same are hereby amended to read as follows:

         11.3 (b) The Managing Member shall devote a significant amount of his time and efforts to furthering the business and investments of the Company and any other corporations and partnerships formed to invest in the stock in private and public companies or real estate assets and mortgages. The Managing Member shall also be permitted to perform consulting and legal services for Environmental Waste Management Associates, Inc., its principal shareholders, Richard Greenberg, and for Glenn Woo and other real estate related clients. In compensation for his services as manager, the Managing Member shall be paid annual compensation equal to 3.00%, payable quarterly at the rate of .0075%, of the value of the assets of the Company.

          11.3 (c) The Managing Member may be removed or replaced at any time by a majority in interest of the Members, but if the Managing Member is removed, he shall be entitled to receive One Hundred (100%) percent of any future fees pursuant to this Agreement based upon the value of the Partnership on the removal date, reduced by the payments already received pursuant to Section 11.3(b).

          2.2 Except as modified by Subparagraph 2.1 of this Agreement all of the terms and conditions of the Operating Agreement shall remain in full force and effect.

3.        COVENANT OF FUTHER ASSURANCES

The Members agree that they shall execute and deliver any and all additional writings, instruments, and other documents and take such further action as shall reasonably be required in order to effectuated the provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

                                                    /ss/Lawrence B. Seidman
                                                    ----------------------------
                                                        Lawrence B. Seidman

                                                    /ss/Sonia Seidman
                                                    ----------------------------
                                                        Sonia Seidman

                                                    SEIDCAL ASSOCIATES, L.L.C.

                                                    By:/ss/Brant B. Cali
                                                    ----------------------------
                                                           Brant B. Cali, Member

                                                    /ss/Paul Schmidt
                                                    ----------------------------
                                                        Paul Schmidt